Exhibit 1

Coordination and Confidentiality Agreement

[See attached]

COORDINATION AND CONFIDENTIALITY AGREEMENT

This Coordination and Confidentiality Agreement (this “Agreement”), dated as of October 9, 2025, is by and between SoftVest Advisors, LLC (together with its affiliates, “SoftVest”) and Argent Trust Company, as trustee (the “Trustee”) for The Permian Basin Royalty Trust (the “Trust”).

WHEREAS, SoftVest is the beneficial owner of approximately 13.3% of the outstanding units of beneficial interest (“Units”) of the Trust;

WHEREAS, SoftVest has advised the Trustee that SoftVest intends to present for a vote by Unit holders (“Unit Holders”) a proposal in support of SoftVest or another appropriate party taking appropriate actions to effect the judicial reformation of the Trust’s Indenture to provide that the affirmative vote of a majority of Units cast at a special meeting (at which a quorum is present) be sufficient to approve any amendment to the Trust Indenture (as such proposal may be modified by SoftVest in coordination with the Trustee, the “Proposal”); and

WHEREAS, the Trustee and SoftVest will cooperate consistent with the terms of the Trust Indenture and this Agreement to present the Proposal to a vote of Unit Holders.

IT IS AGREED by and between SoftVest and the Trustee, as follows:

1.            Consistent with Section 8.02 of the Trust Indenture, upon receipt by the Trustee of written request(s) by SoftVest and other Unit Holders owning not less than 15% of the then outstanding Units in the aggregate, the Trustee will give notice of a special meeting of Unit Holders to consider and vote on the Proposal (the “Special Meeting”).

2.            SoftVest will file preliminary proxy materials with the Securities and Exchange Commission to solicit proxies from Unit Holders in support of the approval of the Proposal at the Special Meeting (the “Solicitation”). SoftVest and the Trustee (i) will coordinate in good faith the time, venue and record date for the Special Meeting, (ii) will cooperate to provide any requisite notice to Unit Holders of the Special Meeting, and (iii) will take appropriate steps to commence a broker search in advance of the record date of the Special Meeting.

3.            In furtherance of the Solicitation and as permitted by Section 11.01 of the Trust Indenture, the Trustee will cause to be furnished to SoftVest and its representatives such list of Unit Holders, list of non-objective beneficial owners and other records reasonably available to the Trustee to facilitate the Solicitation (the “Records”), provided that SoftVest will reimburse the Trustee for its reasonable out-of-pocket costs in obtaining such Records. Except as may be required by law, SoftVest and its representatives will keep the Records confidential and shall not disclose, publish, communicate, or transmit any of the Records to any other person, either directly or indirectly, except as provided in this Agreement; provided, however, that such confidentiality obligations do not apply to any Records that: (a) are or become generally available to the public other than as a result of SoftVest’s act or omission; (b) are obtained by SoftVest on a non-confidential basis from a third party that, to SoftVest’s knowledge, was not legally restricted from disclosing such information; (c) was in SoftVest’s or its representatives’ possession before the Trustee’s disclosure hereunder; or (d) was independently developed by SoftVest or its representatives. SoftVest may disclose the Records to any of its representatives that are bound by confidentiality obligations consistent with this paragraph 3.

4.            This Agreement may be executed by the signatories hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. This Agreement may be modified or waived only by a separate writing executed by the parties that expressly so modifies or waives this Agreement.

5.            This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflict of laws principles.

AGREED AND ACCEPTED:

ARGENT TRUST COMPANY, TRUSTEE FOR THE PERMIAN BASIN ROYALTY TRUST			SOFTVEST ADVISORS, LLC

By:	/s/ Nancy Willis		By:	/s/ Eric Oliver
	Name:	Nancy Willis		Name:	Eric Oliver
	Title:	Authorized Signatory		Title:	President

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